                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                SPX CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                SPX CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                                                     700 Terrace Point Drive                    Phone 616-724-5000
SPX CORPORATION                                      P.O. Box 3301                              Fax   616-724-5720
                                                     Muskegon, MI 49443-3301

                         March 25, 1995

Fellow Shareholders:

         You are cordially invited to attend the 1995 Annual Meeting of Shareholders on Wednesday, April 26, 1995 at 9:00 a.m. (Eastern Time), at the Company's headquarters, 700 Terrace Point Drive, Muskegon, Michigan. The items to be acted upon at the meeting are listed in the Notice of Annual Meeting and are described in the Proxy Statement. Shareholders of record at the close of business on March 10, 1995 are entitled to vote at the Annual Meeting.

         Along with the other members of your Board of Directors, I look forward to the opportunity of personally greeting those shareholders who attend this year's meeting. I urge you to vote, sign, date and return the proxy card in the enclosed postage-paid envelope, even if you plan to attend the meeting. All shareholders are welcome to attend the Annual Meeting and to vote in person, whether or not they have returned the proxy card.

                                     Sincerely,

                                     [SIG.]

                                     DALE A. JOHNSON
                                     Chairman and Chief
                                     Executive Officer

                                SPX CORPORATION
            700 Terrace Point Drive    Muskegon, Michigan 49443-3301
                            Telephone (616) 724-5000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 26, 1995

To the Shareholders:

     The Annual Meeting of Shareholders of SPX Corporation will be held at the offices of the Company at 700 Terrace Point Drive in Muskegon, Michigan, on Wednesday, April 26, 1995 at 9:00 a.m. (Eastern Time), for the purpose of considering and taking action with respect to the following matters:

        1. The election of four directors of the Company;

        2. Such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 10, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. The transfer books of the Company will not be closed.

     Any shareholder who does not expect to attend the meeting in person is requested to execute the enclosed proxy and return it as promptly as possible in the accompanying stamped envelope. The proxy may be revoked by the shareholder at any time before it is exercised, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

     A copy of the Company's 1994 Annual Report to Shareholders has been mailed to each shareholder.

                                            By Order of the Board of Directors,

                                            JAMES M. SHERIDAN
                                            Vice President and Secretary
Muskegon, Michigan
March 25, 1995

               IMPORTANT--PLEASE MAIL YOUR SIGNED PROXY PROMPTLY
               IN THE ENCLOSED ENVELOPE PROVIDED FOR THIS PURPOSE

                                SPX CORPORATION
            700 TERRACE POINT DRIVE    MUSKEGON, MICHIGAN 49443-3301
                            TELEPHONE (616) 724-5000

                            ------------------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 1995

     This proxy statement is furnished in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of SPX Corporation to be held on Wednesday, April 26, 1995.

     The enclosed proxy is solicited by the Board of Directors of the Company and will be voted at the Annual Meeting and any adjournments thereof. The enclosed proxy may be revoked at any time before it is exercised. The only business which the Board of Directors intends to present or knows will be presented is the election of four directors. The proxy confers discretionary authority upon the persons named therein, or their substitutes, with respect to any other business which may properly come before the meeting. Shares represented by a properly executed proxy in the accompanying form will be voted at the meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. If no instructions are given, the shareholder's shares will be voted according to the recommendations of the Board of Directors.

RECORD DATE AND VOTING AT THE MEETING

     The holders of record on March 10, 1995, the record date, of Common Stock, $10 par value, of the Company will be entitled to one vote per share on each matter submitted to the meeting. At the close of business on the record date, there were outstanding 14,078,896 shares of Common Stock. No other voting securities of the Company were outstanding at the close of business on the record date. The holders of one-third of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

     The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the meeting is required for the election of directors and the approval of such other business as may properly come before the meeting or any adjournment thereof.

     In accordance with Delaware law, a shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from the proposal to elect directors are treated as votes against the election of the directors. Broker non-votes are treated as shares as to which voting power has been withheld by the beneficial holders of those shares, and therefore, as shares not entitled to vote.

     This proxy statement and the proxy were first mailed to shareholders on or about March 25, 1995.

                             ELECTION OF DIRECTORS

     At the date of the Annual Meeting, the Board of Directors will consist of ten members, divided into three classes. At this Annual Meeting, four nominees are to be elected to serve for a term of three years and until their respective successors are elected and qualified. The remaining six directors will continue to serve as set forth below, with three directors having terms expiring in April 1996 and three directors having terms expiring in April 1997. Each of the nominees is now a director of the Company and has agreed to serve if elected. The proxy holders will vote the proxies received by them for the four nominees, or in the event of a contingency not presently foreseen, for different persons as substitutes therefor.

     The following sets forth with respect to each nominee and each director continuing to serve, his or her name, age, principal occupation, the year in which he or she first became a director of the Company, committee assignments and directorships in other business corporations.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                   FOR A THREE-YEAR TERM EXPIRING APRIL 1998

- ----------------     SARAH R. COFFIN
[Photo]
                     Ms. Coffin, 42, is the Vice President, Specialty Group Manager of H.B.
- ----------------     Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. She joined the SPX Board in February,
                     1995.

- ----------------     EDWARD D. HOPKINS
[Photo]
                     Mr. Hopkins, 57, is the Chairman, President, Chief Executive Officer and
- ----------------     a director of Medalist Industries, Inc., a designer, manufacturer and distributor of fastener and fastener related products. He joined the SPX
                     Board in 1986 and is a member of the Executive Committee and the Finance
                     Committee.

- ----------------     CHARLES E. JOHNSON II
[Photo]
                     Mr. Johnson, 59, is a private investor and former President and Chief
- ----------------     Operating Officer of the Company. He joined the SPX Board in 1976 and is a member of the Executive Committee, Audit Committee and Director
                     Affairs Committee. He is a director of First of America Bank-West
                     Michigan, Baker College of Muskegon, and Hackley Hospital.

- ----------------     DAVID P. WILLIAMS
[Photo]
                     Mr. Williams, 60, is President and Chief Operating Officer of The Budd
- ----------------     Company, a manufacturer of automobile and truck body components, wheel and brake products, castings, stampings, chassis frame components, marine equipment, automotive heating accessories and cold weather starting aids. He joined the SPX Board in 1992 and is a member of the
                     Audit Committee and the Compensation Committee. He is a director of The
                     Budd Company, Budd Canada Inc., Greening Donald Co. Ltd., Standard
                     Federal Bank, Thyssen Production Systems, Inc. and WTVS Channel
                     56-Detroit Public Television.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                         WHOSE TERMS EXPIRE APRIL 1996

- ----------------     J. KERMIT CAMPBELL
[Photo]
                     Mr. Campbell, 56, is the President and Chief Executive Officer of Herman
- ----------------     Miller, Inc., a manufacturer of furniture and other products for offices and other work environments. He joined the SPX Board in 1993 and is a member of the Audit Committee and the Compensation Committee. He is a
                     director of Herman Miller, Inc.

- ----------------     RONALD L. KERBER
[Photo]
                     Mr. Kerber, 51, is the Executive Vice President and Chief Technology
- ----------------     Officer of Whirlpool Corporation, a manufacturer of major home appliances. He joined the SPX Board in 1992 and is a member of the Audit
                     Committee and the Finance Committee.

- ----------------     PETER H. MERLIN
[Photo]
                     Mr. Merlin, 66, is a Partner and Chairman-International Department,
- ----------------     Gardner, Carton and Douglas, Corporate Counsel for the Company. He
                     joined the SPX Board in 1975 and is a member of the Director Affairs
                     Committee, Finance Committee and Executive Committee. He is a director of Aldi Inc. and Lechler, Inc.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                         WHOSE TERMS EXPIRE APRIL 1997

- ----------------     CURTIS T. ATKISSON, JR.
[Photo]
                     Mr. Atkisson, 61, is President and Chief Operating Officer of the
- ----------------     Company. He joined the SPX Board in 1991.


- ----------------     FRANK A. EHMANN
[Photo]
                     Mr. Ehmann, 62, is the former President and Chief Operating Officer of
- ----------------     American Hospital Supply Corporation. He joined the SPX Board in 1988 and is a member of the Compensation Committee, Director Affairs
                     Committee and Executive Committee. He is a director of American Health
                     Corp., Inc., AHA Investment Funds, Genderm, Inc., Kinetic Concepts, Inc.
                     and St. Jude Medical, Inc.

- ----------------     DALE A. JOHNSON
[Photo]
                     Mr. Johnson, 57, is the Chairman and Chief Executive Officer of the
- ----------------     Company. He joined the SPX Board in 1988 and is a member of the
                     Executive Committee. He is a director of Douglas and Lomason Company and
                     MCN Corporation.

     Each of the nominees and directors of the Company has had the principal occupation set forth above or has been an executive officer or partner with the respective organization for the past five years, except for Mr. Atkisson, who, prior to his election to the above position on October 1, 1991, was President and Chief Executive Officer of Sealed Power Technologies, Limited Partnership, from May 1989 through September 1991 and prior to that was a Group Vice President of the Company since 1985; Mr. Campbell, who, prior to joining Herman Miller, Inc. in 1992, was a group vice president of Dow Corning Corporation, where he held various executive positions since 1960; Ms. Coffin, who, prior to joining H.B. Fuller Company in 1994, held executive positions with G.E. Plastics, a business unit of General Electric Company, for more than five years; Mr. Charles E. Johnson II, who, prior to 1991, held various executive positions with the Company since 1976, including President and Chief Operating Officer; and Mr. Kerber, who, from 1988 to 1991, was Vice President, Technology and Business Development at McDonnell Douglas Corp. and from 1985 to 1988 was a Deputy Undersecretary of Defense and head of Research and Advanced Technology for the United States Government.

     The law firm of Gardner, Carton & Douglas, where Mr. Merlin is a partner, has been retained by the Company to represent it on various legal matters.

                     BOARD OF DIRECTORS AND ITS COMMITTEES

     There were six meetings of the Board of Directors of the Company in 1994. During 1994, each director attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees of which he was a member.

     The Board of Directors has established member committees which deal with certain areas of the Board's responsibility. These committees are the Audit Committee, Compensation Committee, Director Affairs Committee, Executive Committee, and Finance Committee.

     The Audit Committee, which held three meetings in 1994, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are: (i) to make recommendations on the selection of independent auditors; (ii) to review the scope of the annual audit to be performed by the independent auditors and the audits conducted by the internal audit staff; (iii) to review the results of those audits; (iv) to meet periodically with management, the independent public accountants and the internal audit staff to review financial, accounting and internal control matters; and (v) to meet periodically with both the independent public accountants and the internal audit staff, and without management being present, to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting.

     The Compensation Committee, which held three meetings in 1994, reviews and makes recommendations to the Board on the compensation and benefits payable to the officers and key employees of the Company and grants stock options and other awards under the Company's Stock Compensation Plan, Annual Performance Compensation Plan and long-term Performance Unit Plan.

     The Director Affairs Committee, which held three meetings during 1994, (i) conducts a continuing study of the size, structure and composition of the Board;
(ii) makes recommendations to the Board on changes in compensation of directors;
(iii) seeks out and interviews possible candidates for Board membership and reports its recommendations to the Board; and (iv) determines the criteria for selection and retention of Board members. Although the Committee has its own procedures for selecting nominees for Board membership, it will give due consideration to nominees recommended by shareholders. A shareholder desiring to recommend a person for nomination to the Board must provide written notice to the Secretary of the Company no later than 120 days prior to the first anniversary of the 1995 Annual Meeting of Shareholders and in compliance with the requirements set forth in the Company's by-laws. In addition, the nominating shareholder should submit a complete resume of the proposed nominee's qualifications and background together with a statement setting forth the reasons why such person should be considered for membership.

     The Executive Committee, which held two meetings in 1994, has authority to act on most matters during the intervals between Board meetings.

     The Finance Committee, which met three times in 1994, (i) reviews the Company's strategic and annual plans and major capital projects; (ii) studies the Company's capital structure and makes recommendations to the Board on debt and equity financing; (iii) reviews the investment performance, actuarial assumptions and funding practices for the Company's pension, healthcare and defined contribution plans; and (iv) reviews the Company's risk management practices and its dividend policy.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of March 10, 1995, or as to which there was a right to acquire beneficial ownership within 60 days of such date, by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

                                                                 NUMBER
                                                                   OF
                                                                 SHARES          PERCENT
                                                                 BENEFICIALLY    OF
                                                                 OWNED(1)(2)(3)  CLASS
                                                                 -------         ---
          Curtis T. Atkisson, Jr...............................   86,311(4)(5)    *
          J. Kermit Campbell...................................    3,917          *
          Sarah R. Coffin......................................        0          *
          Frank A. Ehmann......................................    8,517          *
          Edward D. Hopkins....................................    9,417          *
          Charles E. Johnson II................................   67,757(4)       *
          Dale A. Johnson......................................  197,898(6)      1.4%
          Ronald L. Kerber.....................................    5,317          *
          Peter H. Merlin......................................    9,236          *
          James M. Sheridan....................................   69,940(4)       *
          R. Budd Werner.......................................   70,421          *
          David P. Williams....................................    5,200          *
          Albert A. Zagotta....................................      200          *
          All directors and executive officers as a group
            (18 persons) including the above-named.............  658,119         4.7%

- ---------------
*   Less than 1%.

(1) Included for Messrs. Atkisson, D. A. Johnson, Sheridan, Werner, Zagotta and all executive officers are their respective allocated shares held in the SPX Corporation Savings and Stock Ownership Plan. Non-employee directors do not participate in this plan.

(2) Except as otherwise indicated, each director and executive officer has sole voting and investment power over the shares he or she beneficially owns.

(3) Includes shares which may be acquired within 60 days pursuant to options as follows: Mr. Atkisson -- 63,500 shares, Mr. Campbell -- 2,300 shares, Mr. Ehmann -- 7,600 shares, Mr. Hopkins -- 7,600 shares, Mr. C. E. Johnson II -- 4,800 shares, Mr. D. A. Johnson -- 140,550 shares, Mr. Kerber -- 4,700 shares, Mr. Merlin -- 7,600 shares, Mr. Sheridan -- 58,000 shares, Mr. Werner -- 58,000 shares, Mr. Williams -- 3,700 shares, and all directors and executive officers as a group (18 persons) -- 465,050 shares.

(4) Includes shares held by family members of certain directors and executive officers in which such directors and officers disclaim any beneficial interest.

(5) Includes 12,000 shares awarded to Mr. Atkisson as a restricted stock award under the Company's Stock Compensation Plan. These shares vest ratably based on continued employment to the vesting date, at the rate of 2,400 shares per year beginning October 1, 1992. Mr. Atkisson has the right to vote such shares.

(6) Includes 20,000 shares awarded to Mr. Johnson as a restricted stock award under the Company's Stock Compensation Plan. These shares vest ratably based on continued employment to the vesting date, at the rate of 4,000 shares per year beginning February 24, 1991. Mr. Johnson has the right to vote such shares.

OTHER PRINCIPAL SHAREHOLDERS

     The Company is not aware of any person or group who beneficially owns more than 5% of the Company's Common Stock except the following:

                                                               AMOUNT OF             PERCENT
                                                               BENEFICIAL             OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP             CLASS
          ---------------------------------------------------  ---------             -----
          Fidelity Management Trust Company                    1,581,530(1)          11.2%
            82 Devonshire Street
            Boston, MA 02109
          Forstmann-Leff Associates, Inc.                      1,227,515(2)           9.7%
            55 East 52nd Street
            New York, NY 10055
          State of Wisconsin Investment Board                  1,131,000              8.0%
            244 West Washington Avenue
            Madison, WI 53701

- ---------------
(1) Fidelity Management Trust Company is the Trustee of the Company's Savings and Stock Ownership Plan and as of March 10, 1995 owned such number of shares pursuant to the Plan.

(2) Information obtained from an amendment to a report on Schedule 13G filed by the beneficial owners reporting ownership as of February 13, 1995. Forstmann-Leff Associates, Inc. ("Forstmann") and its subsidiaries, FLA Asset Management, Inc. ("FLA") and Stamford Advisers Corp. ("Stamford") are all registered investment advisers. Forstmann shares investment and/or voting power with FLA and Stamford over FLA's and Stamford's accounts. As a result, the amount of beneficial ownership shown for Forstmann includes the amounts of beneficial ownership of FLA and Stamford as of February 13, 1995. Forstmann has sole voting power over 654,515 shares and sole dispositive power over 893,215 shares. Forstmann shares with FLA voting power with respect to 60,100 shares and dispositive power over 249,300 shares. Forstmann shares with Stamford voting and dispositive power over 85,000 shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes compensation received by the Company's Chief Executive Officer and the four other most highly paid executive officers for the three fiscal years ended December 31, 1994. None of the five named officers is employed under contract or employment agreement.

                           SUMMARY COMPENSATION TABLE

- ------------------------------------------------------------------------------------------------------------------
                                          ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                       --------------------------------------------------------------
                                                                            AWARDS           PAYOUTS
- ------------------------------------------------------------------------------------------------------------------
                                                           OTHER                NUMBER OF
                                                          ANNUAL   RESTRICTED   SECURITIES              ALL OTHER
                                                         COMPENSA-    STOCK     UNDERLYING     LTIP     COMPENSA-
                                       SALARY    BONUS    TION(2)   AWARD(S)     OPTIONS     PAYOUTS     TION(6)
  NAME AND PRINCIPAL POSITION   YEAR     ($)      ($)       ($)        ($)         (#)        ($)(5)       ($)
- ------------------------------------------------------------------------------------------------------------------
Dale A. Johnson
Chairman of the Board and       1994  $475,000  $379,396    --            0       36,000     $377,944    $ 28,489(7)
Chief Executive Officer         1993  $465,000  $65,872                   0       35,000            0    $ 14,819
                                1992  $400,000  $343,824                  0(3)    30,000            0    $ 17,755
Curtis T. Atkisson, Jr.
President and Chief             1994  $292,000  $214,268    --            0       21,000     $216,882    $ 13,140
Operating Officer               1993  $280,000  $37,229                   0       21,000            0    $  5,071
                                1992  $260,000  $196,358                  0(4)    17,500            0    $  7,355
Albert A. Zagotta(1)
Executive Vice President        1994  $245,000  $177,680    --            0       16,000            0    $103,094(8)
R. Budd Werner(1)
Vice President, Finance and     1994  $217,000  $125,260    --            0       12,000     $132,778    $  9,765
Chief Financial Officer         1993  $208,000  $25,424                   0       12,000            0    $  3,640
                                1992  $191,000  $113,054                  0       10,000            0    $  4,421
James M. Sheridan
Vice President, Administra-     1994  $205,000  $127,699    --            0       12,000     $131,569    $  9,224
tion and General Counsel        1993  $200,000  $18,000                   0       12,000            0    $  3,557
and Corporate Secretary         1992  $185,000  $108,743                  0       10,000            0    $  4,319
- ------------------------------------------------------------------------------------------------------------------

(1) Mr. Zagotta was elected an officer of the company effective February 26, 1994. Mr. Werner was elected Senior Vice President, Corporate Planning and Development on November 14, 1994 and on that same date William L. Trubeck was elected Senior Vice President, Finance and Chief Financial Officer.
(2) No other Annual Compensation other than perquisites is available. Perquisites are below threshold reporting requirements.
(3) An award of 20,000 shares of Restricted Stock was made to Mr. Johnson on April 25, 1990. The value of the award was $525,000 based on the April 24, 1990 share closing price of $26.25. These shares vest ratably, based on continued employment to the vesting date, at the rate of 4,000 shares per year beginning February 24, 1991. Mr. Johnson receives dividends on and has the right to vote non-vested shares. As of December 31, 1994, Mr. Johnson holds 4,000 unvested shares with a value of $66,500 based on the closing price of the shares ($16.625) on that date.
(4) An award of 12,000 shares of restricted stock was made to Mr. Atkisson on October 1, 1991. The value of the award was $156,000 based on the October 1, 1992 closing price of $13.00. These shares vest ratably, based on continued employment to the vesting date, at the rate of 2,400 shares per year beginning October 1, 1992. Mr. Atkisson receives dividends on and has the right to vote non-vested shares. As of December 31, 1994, Mr. Atkisson holds 4,800 unvested shares with a value of $79,800 based on the closing price of the shares ($16.625) on that date.
(5) Messrs. Johnson, Atkisson, Werner, and Sheridan were participants in the 1992-1994 Performance Unit Plan which concluded as of December 31, 1994. The plan paid incentive awards to the four executive officers in the form of cash (performance units) and shares (performance shares). All of the cash and 1/3 of the shares awarded vested immediately on the award payment date (January 17, 1995). The remaining 2/3 of the shares vest, based on continued employment, 1/3 on January 17, 1996 and 1/3 on January 17, 1997. The total cash and shares (vested and unvested) earned by each named officer was: Mr. Johnson, $153,000 and 13,232 shares; Mr. Atkisson, $87,750 and 7,596 shares; Mr. Werner, $54,000 and 4,634 shares; and Mr. Sheridan, $53,250 and 4,607 shares. The amounts shown above as LTIP Payouts in 1994 include cash payments and the total value of the vested and unvested shares based on the January 17, 1995 share closing price of $17.00.
(6) The amounts reported, except for Mr. Johnson and Mr. Zagotta, include only Company contributions to its qualified and nonqualified defined contribution plans.

(7) Company contributions for Mr. Johnson to qualified and nonqualified defined contribution plans in 1992 were $10,641.86, in 1993 were $7,705.18 and in 1994 were $21,375.90. The total of all other contributions for Mr. Johnson includes the annual premium of $7,114 in 1992, in 1993 and in 1994 for a life insurance policy issued on Mr. Johnson under a deferred compensation agreement entered into originally by the Owatonna Tool Company and Mr. Johnson in 1981. This premium amount is determined by the insurance carrier and is comprised of $6,813.00 for the base insurance benefit, $129.00 for waiver of premium, and $172.00 for accidental death benefit coverage. Under the agreement, in the event of Mr. Johnson's death before retirement, the Company receives a return of the aggregate premiums it paid and Mr. Johnson's beneficiary receives the balance of the death benefit. Upon retirement from the Company, the cash value of the policy is then converted to an annuity payable over Mr. Johnson's remaining life.
(8) Represents $4,620 in Company contributions to Mr. Zagotta's account in a defined contribution plan and $98,474 realized upon the cancellation of his stock options in Sealed Power Technologies Limited Partnership paid in 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

- ------------------------------------------------------------------------------------------------------------------
                               NUMBER OF
                               SECURITIES
                               UNDERLYING   % OF TOTAL OPTIONS    EXERCISE
                                OPTIONS         GRANTED TO           OR                              GRANT DATE
                               GRANTED(1)      EMPLOYEES IN      BASE PRICE     EXPIRATION        PRESENT VALUE(2)
            NAME                  (#)              1994          ($/SHARE)         DATE                  $
- ------------------------------------------------------------------------------------------------------------------
Dale A. Johnson..............    36,000            15.75%          $15.00         12/14/04            $166,680
Curtis T. Atkisson, Jr. .....    21,000             9.19%          $15.00         12/14/04            $ 97,230
Albert A. Zagotta............    16,000             7.00%          $15.00         12/14/04            $ 74,080
R. Budd Werner...............    12,000             5.25%          $15.00         12/14/04            $ 55,560
James M. Sheridan............    12,000             5.25%          $15.00         12/14/04            $ 55,560
- ------------------------------------------------------------------------------------------------------------------

(1) Each option granted is nonqualified, is for a period of 10 years, becomes exercisable in full 6 months after the date of grant and was granted pursuant to the Company's 1992 Stock Compensation Plan. No tandem or freestanding SARs were granted in 1994. There are no performance-based conditions to exercisability, reload or tax reimbursement features associated with the options granted in 1994. The exercise price is fixed for the life of the option at the closing price of SPX Corporation's common stock on the grant date.
(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options reflected in the above table include the following:
     - An option exercise price of $15.00, equal to the fair market value of the underlying stock on the date of grant.
     - An option term of ten years.
     - An interest rate of 7.81 percent, which represents the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the option term.
     - Volatility of 30 percent calculated using daily stock prices for the one-year period prior to the grant date.
     - Dividends at the rate of $0.40 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.
     - A reduction of approximately 24 percent to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date.

     The ultimate values of the options will depend on the future market price of SPX Corporation's common stock, which cannot be forecasted with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1994 by the named executive officers and the value of such officers' unexercised options at December 31, 1994.

- -----------------------------------------------------------------------------------------------------------------
                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                      SHARES                 STOCK OPTIONS AT FISCAL     IN-THE-MONEY OPTIONS AT
                                     ACQUIRED      VALUE           YEAR END(1)             FISCAL YEAR END(1)
                                    ON EXERCISE   REALIZED  EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
               NAME                     (#)         ($)                (#)                         ($)
- -----------------------------------------------------------------------------------------------------------------
Dale A. Johnson...................     10,000     $45,000         140,550/36,000             $193,004/$58,500
Curtis T. Atkisson, Jr............          0           0          63,500/21,000             $136,500/$34,125
Albert A. Zagotta.................          0           0               0/16,000            $       0/$26,000
R. Budd Werner....................          0           0          58,000/12,000             $103,400/$19,500
James M. Sheridan.................          0           0          58,000/12,000             $103,400/$19,500
- -----------------------------------------------------------------------------------------------------------------

(1) All exercisable options were exercisable immediately at December 31, 1994. All unexercisable options were those granted on December 13, 1994 and were in-the-money as of December 31, 1994. The value of the options is based upon the year-end closing price of the Company's Common Stock as reported on the New York Stock Exchange composite tape ($16.625). No SARs are held by participants in the Company's 1992 Stock Compensation Plan.

                        SPX CORPORATION PERFORMANCE UNIT PLAN

     The Company sponsors a long-term incentive plan called the SPX Corporation Performance Unit Plan, which operates on three-year performance periods. At the beginning of each performance period, a participant is granted a target award based on a percentage of his current salary. The target award is then divided equally between cash units of $500 each and shares of the Company's Common Stock. At the end of the performance period, depending upon the level of the performance achieved, the cash units earned will be valued from zero to a maximum of $750 and the number of shares earned will range from zero to 150% of the target amount.

     For the 1994 performance period (January 1, 1994 to December 31, 1996), the corporate goal is expressed in terms of growth in the Company's share price plus dividends relative to the growth in the S&P 500 Index as follows:

                   SPX PERFORMANCE                             LEVEL OF ACHIEVEMENT
          ---------------------------------       -----------------------------------------------
          Less than 80% of S&P 500 growth     --  No awards earned
          80% of S&P 500 growth               --  50% of target award earned (threshold)
          100% of S&P 500 growth              --  100% of target award earned (target)
          150% of S&P 500 growth              --  150% of target award earned (maximum)

     Cash units and one-third of the shares earned are payable immediately following the close of a performance period. The remaining two-thirds of the earned shares vest ratably over the two years following the close of the performance period based on continued employment.

     The following table sets forth the awards and opportunities for the three-year performance period January 1, 1994 to December 31, 1996 for the executives named in the Summary Compensation Table.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

- ------------------------------------------------------------------------------------------------------------------
                              CASH           PERFORMANCE OR
                           UNITS/SHARE     OTHER PERIOD UNTIL
                         UNITS OR OTHER       MATURATION OR      THRESHOLD(1)(2)       TARGET            MAXIMUM(3)
         NAME              RIGHTS (#)            PAYOUT             ($ OR #)         ($ OR #)(2)          ($ OR #)
- ------------------------------------------------------------------------------------------------------------------
Dale A. Johnson          222 cash units/         1/1/94          $55,500 and       $111,000 and      Cash and shares
                         6262 share              through         3131 shares       6262 shares       may not exceed a
                         units                  12/31/96                                             value of $444,600
Curtis T. Atkisson,      127 cash units/         1/1/94          $31,750 and       $63,500 and       Cash and shares
  Jr.                    3592 share              through         1796 shares       3592 shares       may not exceed a
                         units                  12/31/96                                             value of $255,000
Albert A. Zagotta        106 cash units/         1/1/94          $26,500 and       $53,000 and       Cash and shares
                         2980 share              through         1490 shares       2980 shares       may not exceed a
                         units                  12/31/96                                             value of $212,000
R. Budd Werner           78 cash units/          1/1/94          $19,500 and       $39,000 and       Cash and shares
                         2190 share              through         1095 shares       2190 shares       may not exceed a
                         units                  12/31/96                                             value of $155,500
James M. Sheridan        77 cash units/          1/1/94          $19,250 and       $38,500 and       Cash and shares
                         2170 share              through         1085 shares       2170 shares       may not exceed a
                         units                  12/31/96                                             value of $154,100
- ------------------------------------------------------------------------------------------------------------------

(1) No awards are paid if the minimum level of achievement is not reached.
(2) Shares earned are valued at the NYSE closing price of SPX Corporation's shares on the trading day in the first quarter of 1997 when the award payment, if earned, is made (the award payment date).
(3) The maximum award value payable to any participant is 200% of the grant date dollar value of the total award at target, and, if maximum is achieved, the participant's shares earned are reduced accordingly based on their dollar value at the end of the performance period. The dollar amount shown is the aggregate maximum value of cash and shares.

                                 PENSION PLANS

     The annual pension benefits payable to the executives named in the Summary Compensation Table can be determined from the following table.

- -----------------------------------------------------------------------------------------------
                                             YEARS OF CREDITED SERVICE
                     --------------------------------------------------------------------------
FINAL THREE-YEAR
    AVERAGE
  COMPENSATION       10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- -----------------------------------------------------------------------------------------------
    $200,000         $ 77,333     $116,000     $116,000     $116,000     $116,000     $123,500
     300,000         116,000      174,000       174,000      174,000      174,000      185,250
     400,000         154,667      232,000       232,000      232,000      232,000      247,000
     500,000         193,334      290,000       290,000      290,000      290,000      308,750
     600,000         232,000      348,000       348,000      348,000      348,000      370,500
     700,000         270,667      406,000       406,000      406,000      406,000      432,250
     800,000         309,333      464,000       464,000      464,000      464,000      494,000
     900,000         348,000      522,000       522,000      522,000      522,000      555,750
- -----------------------------------------------------------------------------------------------

     Covered compensation is based on salary and bonus as shown in the Summary Compensation Table.

     The estimated years of credited service at normal retirement age for the persons named in the Summary Compensation Table are: Mr. Johnson -- 29 years; Mr. Atkisson -- 13 years; Mr. Zagotta -- 12 years; Mr. Werner -- 15 years; Mr. Sheridan -- 30 years.

     The annual retirement benefits shown in the above table are computed on the basis of a straight life annuity.

     The amounts reported in this Pension Plan Table are payable at the normal retirement age of 65 and are payable from the Company's qualified pension plan and Supplemental Retirement Plan for officers and other key executives. The amounts shown are subject to reduction by the sum of the executive's primary Social Security benefit and any pension benefits payable from prior employer plans. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions that approximate actuarial values.

                            DIRECTORS' COMPENSATION

     Directors of the Company who are employees of the Company or a subsidiary do not receive directors' fees. Directors who are not employees receive an annual retainer plus $1,000 for each regular or special meeting attended. The annual retainer was increased effective January 1, 1995, from $20,000 to $22,000 and is paid one-half in cash and one-half in SPX shares until the director achieves total SPX share ownership at least equivalent in value to the annual retainer amount, after which the entire retainer amount is paid in cash. For service on Committees of the Board, non-employee directors of the Company receive $1,000 for each Committee meeting which they attend. The Chairman of each Committee receives an additional annual retainer of $1,500. In addition to the payment of such fees, the Company reimburses all directors for expenses incurred in carrying out their duties.

     Under the Directors' Retirement Plan, any director who retires after ten or more years of service as a director is entitled to an annual pension, payable for life, equal to the annual retainer in effect on the retirement date. Directors who retire with more than five years but less than ten years of service receive a proration of the ten-year amount. Benefits under the Plan commence on the later of the retired director's sixty-fifth birthday or retirement from the Board of Directors. The Directors' Retirement Plan provides that upon a change-of-control, as defined under "Executive Severance Agreements" below, a director who has less than five years of service as a director will be deemed to have completed five years of service, each former director will receive an immediate lump-sum payment of the actuarial present value of their benefit under the Plan, and each director who does not receive an immediate lump-sum payment will receive a lump-sum payment which is the actuarial present value of their Plan benefit upon termination of their directorship or termination of the Plan. The Company also has established a trust to ensure payment to all directors of these benefits.

     Stock options for the purchase of 1,000 shares of Common Stock were granted to each non-employee director on February 17, 1988. After that date, each non-employee director will be granted options for the purchase of 1,000 shares of Common Stock upon his or her initial election to the Board of Directors. Options also will be granted to non-employee directors, after the initial 1,000 share grant, on the date of each subsequent annual Board meeting, for a number of shares equivalent in value to the director's annual retainer divided by the closing price on that date. Each option gives the eligible director the right to purchase shares of the Company's Common Stock at 100% of the closing price on the date of grant, to expire three years from the date of termination of service, but in no event longer than ten years from the date of grant. The option prices for outstanding options granted to directors range from $15.75 to $28.00 per share.

                         EXECUTIVE SEVERANCE AGREEMENTS

     The Board of Directors authorized the Company to enter into severance agreements with its executive officers. Executive severance agreements cover all of the persons named in the Summary Compensation Table, as well as five additional executive officers, and the agreements provide for the payment of compensation and benefits in the event of termination of employment following a change-of-control. A change-of-control is generally defined as (i) the acquisition by a person or group of 20% or more in voting power of the Company's securities; (ii) a change in the majority of the Board of Directors over a two-year period; (iii) the sale of all or substantially all the Company's assets or the merger or consolidation of the Company with any other corporation, except where the Company's owners continue to hold at least 80% of the voting power in the new or surviving entity's securities; or (iv) the acquisition by a person, other than the Company, pursuant to an exchange or tender offer for securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities.

     Each amended severance agreement will remain in effect for at least three years following the date of its execution. Thereafter, each agreement will be extended annually unless the Company gives proper notice of its election not to extend. If a change-of-control occurs during the term of an agreement, it will remain in effect for three years following the change-of-control.

     An executive whose employment is terminated after a change-of-control will generally receive additional compensation only if the termination was by the Company without cause or by the executive because of a diminution in salary, benefits or responsibilities or related reasons. An executive whose termination follows a change-of-control, but not because of one of the above reasons, will generally receive normal severance pay, payment of certain accrued vested benefits, a prorated bonus, vacation pay and deferred compensation. The severance agreements provide the following additional benefits payable after a change-of-control to executives who are terminated without cause or who resign for the reasons described above: (i) three times the sum of the executive's base salary and annual target bonus; (ii) continued health care coverage for three years; (iii) continued life insurance coverage for a period of three years in the amount of twice the executive's base salary and thereafter at one times base salary for the remainder of his or her life; (iv) full vesting and three additional years of credit under the Company's qualified pension plan, excess pension plan and supplemental retirement plan; (v) a lump-sum payment under the Company's supplemental retirement savings plan; (vi) a prorated award under the Performance Unit Plan; (vii) the removal of any restrictions placed on shares of restricted stock granted pursuant to the 1992 Stock Compensation Plan; (viii) the payment of any federal excise taxes; and (ix) the reimbursement of legal and tax audit fees, if any, incurred as a result of the termination. The Company has established a trust to ensure payment to all executives whose employment is terminated after a change-of-control of the compensation and benefits described herein.

                      DEATH BENEFIT PLAN FOR KEY MANAGERS

     As part of the total compensation package developed to assist the Company in attracting and retaining top quality managers, the Company in 1985 adopted a death benefit plan for certain key managers designated as eligible by the Company's Board of Directors. As of January, 1995, 32 active key managers, including all five officers named in the Summary Compensation Table, together with 24 retired managers were participating. Under this plan, if death occurs before retirement, the participant's beneficiary will receive a payment which, when adjusted for income taxes, will equal two times the amount of the individual's base salary as of the date of death. If death occurs after retirement the amount paid to the beneficiary after adjustment for income taxes will equal one times final base salary. The Company has purchased life insurance contracts on the lives of the participants, with the Company as owner and beneficiary, to indemnify the Company for the cost of such benefits. The cost incurred by the Company for this Plan during 1994 was not significant.

     Irrespective of any statement to the contrary included in any Company filing under the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the Performance Graph on page 16 shall not be incorporated by reference into any such filings.

       COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICERS' COMPENSATION

COMMITTEE APPROACH TO COMPENSATION EVALUATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining the base salary, annual performance compensation (bonus), long-term performance compensation (stock options and performance units) and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table (the "named executive officers"). This report describes the policies and rationales of the Committee in establishing the principal components of executive compensation during 1994. In its deliberations regarding compensation of executive officers, the Committee considers the following factors: (a) Company performance, both separately and in relation to other companies, (b) the individual performance of each executive officer, (c) a number of comparative compensation surveys (supplied by professional compensation consultants approved by the Committee and retained by the Company for this purpose) and other materials concerning compensation levels and stock grants at other companies, such as compensation and stock award information disclosed in the proxy statements of other companies, (d) historical compensation levels and stock awards at the Company, (e) the overall competitive environment for executives and the level of compensation necessary to attract and retain talented executives, and (f) the recommendations of professional compensation consultants and management.

     The Company uses two general surveys of industrial organizations published by the Hay Group and Hewitt Associates as reference points to establish executive compensation levels (salary ranges, target bonus levels and actual salaries). These surveys allow the Company to establish pay levels that are competitive for positions of similar job content, and competitive with industrial organizations of generally equivalent size (by annual revenues) with executive positions similar to those in the Company. The Hay Group survey, which included over 350 manufacturing and service companies in its 1994 compensation analysis, is also used to verify that the Company's annual incentive compensation award levels are appropriate and competitive.

     The Company measures its total pay competitiveness for executives by comparing its executive pay practices (salary midpoint, target bonus, target performance, unit plan performance and target stock options award levels) to the Hewitt Associates Total Compensation Data Base, Core Group III, a group of 24 "middle market" industrial companies (one of which is the Company). The Company's policy is to be competitive (50th percentile) when measuring the total value of its compensation against this Hewitt Associates Core Group survey, and the Hewitt data base and other surveys subscribed to and participated in by the Company are reviewed by the Compensation Committee at least annually to verify to its satisfaction the appropriateness of compensation levels within the Company. The Committee looks at these larger survey groups which have data from companies in various industries for comparative analysis of executive compensation because the Committee believes that the company's competitors for executive talent are more varied than the Peer Group chosen for comparing shareholder return in the Performance Graph. Only one of the companies in the S&P Auto Parts-Aftermarket Index used in the Performance Graph is included among the companies in the Hewitt Associates and Hay Group surveys used by the Company as reference points for executive compensation levels.

EXECUTIVE OFFICERS GENERALLY

     Generally, total 1994 compensation for executive officers (other than D.A. Johnson, discussed separately below), including salary, short and long-term incentive compensation opportunity and the projected value of stock awards (as described in the table "Option Grants in Last Fiscal Year" under the "Grant Date Present Value" column and the accompanying footnote 2 on page 8), was at approximately the 45th percentile of total compensation amounts for executive officers of companies in the Hewitt Associates Core Group III data base. The Company's pay package for executive officers, including D.A. Johnson, is structured so that a significant portion (between 55% and 60%, depending on the level of responsibility of the executive officer) of targeted annual cash compensation (salary, plus annual and long-term incentive compensation) is linked to Company performance, because it is paid only if certain performance goals are achieved. Additionally, stock option awards are also affected by Company performance because the value of any such award is directly tied to the Company's stock price performance.

  Salary

     The 1994 salaries of executive officers were determined primarily on the basis of each executive officer's performance and level of responsibility, Company performance and competitive market data on salary levels. Increases in 1994 salaries reflected the Committee's determination, based in part on recommendations of compensation consultants, that compensation levels should be increased to remain competitive, given each executive officer's performance, and the competitive environment for executive talent. Salary increases for 1994 averaged 3.6% for executive officers (other than D.A. Johnson). The Company does not assign relative weighting factors of performance in establishing the salaries of its executive officers.

  Annual and Long-Term Incentive Compensation

     Both the Annual Incentive Compensation Plan (the "Annual Plan") and the Performance Unit Plan awards granted in 1992, 1993 and 1994 (the "Long-Term Awards") tie payouts to Company performance. Under the Annual Plan and the Long-Term Awards, potential payout amounts and related performance goals were established at the beginning of the relevant performance period by the Committee, after assessing recommendations of management and professional compensation consultants.

     With respect to corporate executive officers, Company performance under the Annual Plan was measured by achievement of actual net income versus target net income (80% of opportunity) and performance against personal performance goals (20% of opportunity). Individual performance goals are established each year for executive officers based on the individual's area of responsibility. These goals are generally measured subjectively rather than quantitatively and include managing divisional integration efforts, succession and organizational plans and productivity and quality improvement projects.

     Under the Long-Term Awards granted to corporate executive officers, Company performance was measured by the Company's total return to shareholders (share price plus dividends) versus the
Standard & Poor's 500 Index averaged over the three-year period.

     Company income performance in 1994 exceeded initial targets due in large part to stronger than expected performance from the original equipment business segment. Executive officers as a group earned total awards averaging 120% of target for 1994 financial performance and averaged above target for personal performance. These amounts are shown for the named executive officers in the Summary Compensation Table.

     1994 was the final year of the 1992 to 1994 (Three-Year) Performance Unit Plan. Executive officer awards were based on the company's three-year average return to shareholders (share price growth plus dividends) compared to the growth, including dividends, in the S&P 500 for the same period. Under the plan, achievement of three-year average shareholder return of more than 150% of the S&P 500 three-year average return rate is considered maximum performance. The SPX three-year average shareholder return rate of 16.9% was nearly double the S&P 500 average award growth rate of 8.7% in the same period. The amounts shown in the Summary Compensation Table represent Performance Unit Plan payments at maximum for the named executive officers. See pages 9 and 10 for a description of the Performance Unit Plan and the awards granted in 1994.

  Stock Options

     The stock options awarded to executive officers are designed to align the interests of management more closely with those of the shareholders of the Company by increasing stock ownership by management. To emphasize the importance of stock ownership by management, the Board of Directors recently approved stock ownership guidelines for all directors and officers which require all directors and officers to hold Company stock acquired through the Company's stock programs and progress over a period of years toward ownership of shares having a certain market value relative to salary. The minimum ownership guideline is owning Company stock having a market value at least equal to annual salary, with the level of target ownership increasing as levels of responsibility increase, up to two times annual salary, which is the ownership guideline for the Chief Executive Officer.

     In determining the size and terms of stock grants, the Committee considers comparative information regarding stock grants made by the surveyed group of companies, historical stock grants made by the Company and the recommendations of professional compensation consultants and management. Stock option awards focus executives on the Company's stock price performance, provide incentives to remain with the Company and align the interests of executive officers more closely with shareholders. These factors, along with the recommendations of compensation consultants, are considered by the Committee in determining the number of options awarded to executive officers. The number of option shares awarded to an executive officer is determined by dividing the current share price into a percentage (90% to 120% depending on the level of responsibility) of the executive's salary.

  Tax Law Changes

     In 1993, the tax laws were amended to limit the deduction a publicly-held company is allowed for compensation paid in 1994 and thereafter to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Generally, the amounts paid in excess of $1 million to a covered executive, other than performance-based compensation, cannot be deducted. In order to be performance-based compensation for purposes of the new tax law, the performance measures must be approved by the shareholders. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

COMPENSATION OF DALE A. JOHNSON, CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     The Committee established the 1994 compensation of Dale A. Johnson, the Chairman and Chief Executive Officer, using substantially the same criteria that were used to determine compensation levels for other executive officers discussed earlier in this report. Mr. Johnson's compensation is reviewed against the compensation paid to chief executive officers in the comparison groups referred to earlier in this report. His 1994 total compensation package (including salary, short and long-term incentive opportunity and the projected value of stock awards) places him at the 45th percentile of the total compensation amounts paid to chief executive officers in the Hewitt Associates Core Group III. In the Committee's view, this level of opportunity provides adequate and necessary incentives for Mr. Johnson in meeting the challenges he faces in leading the Company to success in the future.

     Mr. Johnson's 1994 salary was determined based on the financial position of the Company at the end of 1993, Mr. Johnson's performance and competitive market data on salary levels. The Committee increased Mr. Johnson's salary in recognition of Mr. Johnson's leadership during 1993 in refocusing the business of the Company. The Committee commends Mr. Johnson's work in repositioning the Company to better serve the motor vehicle industry as a global leader in both the specialty tools and original equipment components markets. The Company does not assign relative weighting factors of performance in establishing the salary of Mr. Johnson.

     Mr. Johnson's total target opportunity under the Company's Annual Plan for 1994 was $296,403 and he received an award of $379,396. Mr. Johnson's total opportunity was 80% dependent upon the achievement of the corporate net income target. The Company's net income was more than 180% above target, resulting in an award to Mr. Johnson of $316,163 for this component of his performance. Additionally, 20% of Mr. Johnson's opportunity was based on his performance against personal performance goals. Mr. Johnson was awarded $63,233 for personal performance, which is approximately 5% above a target performance award. Mr. Johnson's performance goals pertained to realizing productivity and cost improvements at the Automotive Diagnostics Division, integration of Sealed Power Technologies, L.P. and Sealed Power Europe into SPX Corporation, financing the debt to accomplish the reintegration effort and succession planning.

     Mr. Johnson received a maximum payout from the 1992-1994 Performance Unit Plan. His award was based on the Company's three-year average return to shareholders (share price growth plus dividends) compared to the growth, including dividends, in the S&P 500 for the same period. The SPX three-year average shareholder return rate of 16.9% was nearly double the S&P 500 average annual growth of 8.7% in the same period. Mr. Johnson received a stock option award for 36,000 shares which was determined by dividing the current share price into 120% of his base salary following the guidelines described above.

     The foregoing report has been approved by all members of the Committee.

                        The Compensation Committee

     Frank A. Ehmann, Chairman
     J. Kermit Campbell
     David P. Williams

                               PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Composite Index and the S&P Auto Parts-Aftermarket Index over the same period (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Auto Parts-Aftermarket Index on December 31, 1989, and reinvestment of all dividends). The companies included in the S&P Auto Parts-Aftermarket Index are Cooper Tire and Rubber Co.; Echlin, Inc.; Genuine Parts Co.; Goodyear Tire and Rubber Co.; and SPX Corporation.

                                                                   S&P Auto-
                                                                     Parts
      Measurement Period          SPX Corpo-      S&P 500 In-     Aftermarket
    (Fiscal Year Covered)           ration            dex            Index
1989                                       100             100             100
1990                                     53.67           96.89           73.74
1991                                     50.07          126.42          135.29
1992                                     70.18          136.05          170.15
1993                                     70.91          149.76          197.77
1994                                     68.07          151.74          172.47

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during 1994 were Frank A. Ehmann (Chairman), J. Kermit Campbell and David P. Williams. All Committee members are outside directors and no committee member is or has ever been an officer or employee of the Company.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     If any shareholder desires to submit a proposal to be included in the proxy materials for the next annual meeting, such proposal must be submitted in writing to the Secretary of the Company no later than November 25, 1995.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co., the Company's independent auditors since 1952, has been appointed by the Board of Directors as the Company's independent auditors for the current year. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting to be available to answer appropriate questions and to make a statement if they so desire.

                                    GENERAL

     The cost of preparing, assembling and mailing this proxy statement and accompanying papers will be borne by the Company. Solicitations will be made by mail but in some cases may also be made by telephone or personal call by officers, directors or regular employees of the Company, who will not be specially compensated for such solicitation. The Company has retained the Kissel Blake Organization, Inc. to assist in the solicitation of proxies for a fee of $7,500 plus expenses. The entire cost of such solicitation will be borne by the Company, which will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees, and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of the solicitation materials to those beneficial owners.

                                          By Order of the Board of Directors,

                                          JAMES M. SHERIDAN
                                          Vice President and Secretary
Muskegon, Michigan
March 25, 1995

SPX CORPORATION                                                      PROXY
MUSKEGON, MICHIGAN

                         ANNUAL MEETING APRIL 26, 1995
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of SPX Corporation, a Delaware corporation, hereby appoints Dale A. Johnson, Curtis T. Atkisson, Jr. and James M. Sheridan, or any one of them, with full power of substitution, to act as his agents and proxies at the Annual Meeting of Shareholders of the Company to be held in Muskegon, Michigan, on April 26, 1995 at 9 a.m. (Eastern Time) with authority to vote at said meeting, and any and all adjournments thereof, as indicated below, all shares of stock of the Company standing in the name of the undersigned on the books of the Company.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

                     (Continued and to be signed and dated on the other side.)

                     SPX CORPORATION
                     P.O. BOX 11158
                     NEW YORK, N.Y. 10203-0158


1. Election of four Directors                                2. In their discretion, the Proxies are authorized to
                                                                vote upon such other business as may properly
                                                                come before the meeting.
For /X/    Withheld  /X/  Exceptions* /X/

Nominees: Sarah R. Collin, Edward D. Hopkins, Charles
          E. Johnson II, and David P. Williams


*Exceptions...........................................

......................................................
To vote your shares for all Director nominees, mark the "For"
box on Item 1. To withhold voting for all nominees, mark the                                   Address Change
"Withhold" box. If you do not wish your shares voted "for" a                                   and/or Comments Mark Here     /X/
particular nominee, mark the "Exceptions" box and enter the
name(s) of the exception(s) in the space provided.



                                                                                               If you sign as agent or in any other
                                                                                               representative capacity, please
                                                                                               state the capacity in which you
                                                                                               sign. If shares are registered in
                                                                                               the names of two or more persons
                                                                                               each such person should sign this
                                                                                               proxy.


                                                                                               DATE                          19
                                                                                                   ---------------------------  --
                                                                                               SIGNATURE
                                                                                                         -------------------------

                                                                                               VOTES MUST BE INDICATED
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.        (X) IN BLACK OR BLUE INK.     /X/


